 Exhibit 10.30

Sara Partin Senior Vice President, Chief Human Resources Officer Direct Line: 949.862.3069 sara.partin@autoweb.com
AutoWeb, Inc. 18872 MacArthur Blvd., Suite 200Irvine, CA 92612-1400Phone: (949) 225-4500 www.autoweb.com

November 28, 2018

Tim Branham
[Personal Residence Address Redacted]

Re: Offer of Employment

Dear Mr. Branham:

This letter confirms the terms and conditions upon which AutoWeb, Inc., a Delaware corporation (“Company”) is offering employment to you. Note that this offer of employment and your employment by the Company is subject to and contingent upon (i) approval of the terms of this offer and your appointment as an officer of the Company by the Company’s board of directors and (ii) various conditions and requirements that must be completed prior to commencement of employment, which conditions and requirements are set forth below.

1.           Employment.

(a)           Effective as of the date you commence employment with the Company (“Commencement Date”), which date, subject to the satisfaction of the items noted in the introductory paragraph of this letter, is anticipated to be Decemnber 17, 2018, the Company will employ you in the capacity set forth on the Exhibit A attached hereto (“Offer Letter Schedule”). In such capacity, you will report to such person or persons as may be designated by the Company from time to time, with it being the Company’s current intention that you will report to the Company’s Chief Executive Officer.

(b)           Your employment is at will and not for a specified term and may be terminated by the Company or you at any time, with or without cause or good reason and with or without prior, advance notice. This “at-will” employment status will remain in effect throughout the term of your employment by the Company and cannot be modified except by a written amendment to this offer letter that is executed by both parties (which in the case of the Company, must be executed by the Company’s Chief Human Resources Officer) and that expressly negates the “at-will” employment status.

2.           Compensation, Benefits and Expenses. As compensation for the services to be rendered by you pursuant to this agreement, you will receive the payments and be entitled to participate in the benefits set forth below, subject to the terms and conditions set forth below or in such payment or benefit plans or arrangements. If at any time a conflict between anything in this letter and the applicable benefit plan arises, the terms of the benefit plan controls. Your compensation and benefits shall be paid or made available in accordance with the Company’s normal payroll and other practices and policies of the Company.

(a)           The Company hereby agrees to pay you a base salary as set forth on the Offer Letter Schedule.

Tim Branham
Offer Letter
November 28, 2018

(b)           You shall be eligible to participate in annual incentive compensation plans, if any, that may be adopted by the Company from time to time and that are afforded generally to persons employed by the Company at your employment level and position, geographic location and applicable department or operations within the Company (subject to the terms and conditions of any such annual incentive compensation plans). Should such an annual incentive compensation plan be adopted for any annual period, your target annual incentive compensation opportunity will be as established by the Company for each annual period, which may be up to a percentage set forth on the Offer Letter Schedule of your annualized rate (i.e., 24 X Semi-monthly Rate) based on achievement of objectives specified by the Company each annual incentive compensation period (which may include Company-wide performance objectives; divisional, department or operations performance objectives and/or individual performance objectives, allocated between and among such performance objectives as the Company may determine) and subject to adjustment by the Company based on the Company’s evaluation and review of your overall individual job performance in the sole discretion of the Company. Specific annual incentive compensation plan details, target incentive compensation opportunity and objectives for each annual compensation plan period will be established each year. Awards under annual incentive plans may be prorated by the Company in its discretion for a variety of factors, including time employed by the Company during the year, adjustments in base compensation or target award percentage changes during the year, and unpaid time off. You understand that the Company’s annual incentive compensation plans, their structure and components, specific target incentive compensation opportunities and objectives, the achievement of objectives and the determination of actual awards and payouts, if any, thereunder are subject to the sole discretion of the Company. Awards, if any, under any annual incentive compensation plan shall only be earned by you, and payable to you, if you remain actively employed by the Company through the date on which award payouts are made by the Company under the applicable annual incentive compensation plan. You will not earn any such award if your employment ends for any reason prior to that date.

(c)           You shall be entitled to participate in such ordinary and customary benefits plans afforded generally to persons employed by the Company at your employment position and level and geographic location (subject to the terms and conditions of such benefit plans, your enrollment in the plans and making of any required employee contributions required for your participation in such benefits, your ability to qualify for and satisfy the requirements of such benefits plans). Upon commencement of employment with the Company, you will begin accruing vacation under the Company’s vacation accrual policy at the rate set forth on the Offer Letter Schedule. Accrual of vacation is subject to a limitation on accrual as set forth in the Company’s vacation accrual policy.

(d)           You are solely responsible for the payment of any tax liability that may result from any compensation, payments or benefits that you receive from the Company. The Company shall have the right to deduct or withhold from the compensation due to you hereunder any and all sums required by applicable federal, state, local or other laws, rules or regulations, including, without limitation federal and state income taxes, social security or FICA taxes, and state unemployment taxes, now applicable or that may be enacted and become applicable during your employment by the Company.

(e)           Upon termination of your employment by either party, whether with or without cause, you will be entitled to receive only that portion of your compensation, benefits, reimbursable expenses and other payments and benefits required by applicable law or by the Company’s compensation or benefit plans, policies or agreements in which you participate and pursuant to which you are entitled to receive the compensation or benefits thereunder under the circumstances of and at the time of such termination (subject to and payable in accordance with the terms and conditions of such plans, policies or agreements).

Tim Branham
Offer Letter
November 28, 2018

3.          Pre-Hire Conditions and Requirements. This offer of employment and your employment by the Company is contingent upon various conditions and requirements for new hires that must be completed prior to commencement of employment. These conditions and requirements include, among other things, the following:

(i)
Completed Application of Employment.

(ii)
 A Consent to Conduct a Background Check and the successful completion of the Company’s background check.

(iii)
Your acceptance, execution and delivery of this offer letter.

(iv)
Your execution and delivery of your acknowledgment and agreement to the Company’s
Employee Confidentiality Agreement and accompanying exhibits and schedules, Mutual Agreement to Arbitrate, Employee Handbook and the various policies included therein, Securities Trading Policy, and Code of Conduct and Ethics.

(v)
Your compliance with all applicable federal and state laws, rules, regulation and orders, including (1) your execution and delivery of an I-9 Employment Eligibility Verification together with complying verification documents; and (2) your execution and delivery of a W-4 Employee’s Withholding Allowance Certificate. Upon your acceptance of this offer letter, you will be provided instructions how to access online, sign and return these documents.

The documents referenced in Sections 3 (i) (ii), (iii) and (iv) above are referred to herein as the “Standard Employee Documents.”

4.          Amendments and Waivers. This agreement may be amended, modified, superseded, or cancelled, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power, or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party of any right hereunder, nor any single or partial exercise of any rights hereunder, preclude any other or further exercise thereof or the exercise of any other right hereunder.

5.          Notices. Any notice required or permitted under this agreement will be considered to be effective in the case of (i) certified mail, when sent postage prepaid and addressed to the party for whom it is intended at its address of record, three (3) days after deposit in the mail; (ii) by courier or messenger service, upon receipt by recipient as indicated on the courier's receipt; or (iii) upon receipt of an Electronic Transmission by the party that is the intended recipient of the Electronic Transmission. The record addresses, facsimile numbers of record, and electronic mail addresses of record for you are set forth on the signature page to this agreement and for the Company as set forth in the letterhead above and may be changed from time to time by notice from the changing party to the other party pursuant to the provisions of this Section 5. For purposes of this Section 5, "Electronic Transmission” means a communication (i) delivered by facsimile, telecommunication or electronic mail when directed to the facsimile number of record or electronic mail address of record, respectively, which the intended recipient has provided to the other party for sending notices pursuant to this Agreement and (ii) that creates a record of delivery and receipt that is capable of retention, retrieval, and review, and that may thereafter be rendered into clearly legible tangible form.

6.           Choice of Law. This agreement, its construction and the determination of any rights, duties or remedies of the parties arising out of or relating to this agreement will be governed by, enforced under and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of such state.

7.           Severability. Each term, covenant, condition, or provision of this agreement will be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision will be deemed to be invalid or unenforceable, the arbitrator or court finding such invalidity or unenforceability will modify or reform this agreement to give as much effect as possible to the terms and provisions of this agreement. Any term or provision which cannot be so modified or reformed will be deleted and the remaining terms and provisions will continue in full force and effect.

Tim Branham
Offer Letter
November 28, 2018

8.           Interpretation. Every provision of this agreement is the result of full negotiations between the parties, both of whom have either been represented by counsel throughout or otherwise been given an opportunity to seek the aid of counsel. No provision of this agreement shall be construed in favor of or against any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof. Captions and headings of sections contained in this agreement are for convenience only and shall not control the meaning, effect, or construction of this agreement. Time periods used in this Agreement shall mean calendar periods unless otherwise expressly indicated.

9.            Entire Agreement. This Agreement, together with the Standard Employee Documents, is intended to be the final, complete and exclusive agreement between the parties relating to the employment of you by the Company and all prior or contemporaneous understandings, representations and statements, oral or written, are merged herein. No modification, waiver, amendment, discharge or change of this agreement shall be valid unless the same is in writing and signed by the party against which the enforcement thereof is or may be sought.

10.              Counterparts; Facsimile or PDF Signature. This agreement may be executed in counterparts, each of which will be deemed an original hereof and all of which together will constitute one and the same instrument. This agreement may be executed by facsimile or PDF signature by either party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

This offer shall expire thirty (30) calendar days from the date of this offer letter. Should you wish to accept this offer and its terms and conditions, please confirm your understanding of, agreement to, and acceptance of the foregoing by signing and returning to the undersigned the duplicate copy of this offer letter enclosed herewith.

AUTOWEB, INC.

By:/s/ Sara Partin
Sara Partin
Senior Vice President,
Chief Human Resources Officer
Accepted and Agreed
as of the date
first written above:

/s/Timothy Branham
Tim Branham
[Personal Residence Address Redacted]

Tim Branham
Offer Letter
November 28, 2018

Exhibit A
Offer Letter Schedule

Employment Capacity/Title: SVP, Chief Technology Officer

Employment Commencement Date: Decembr 17, 2018

Base Salary: Semi-monthly Rate of Fourteen Thousand Five Hundred Eighty-four Dollars ($14,584) which equates to an annualized rate of approximately Three Hundred Fifty Thousand Dollars ($350,000).

Annual Incentive Compensation Target: 50%

Stock Options: 100,000. Priced at closing price of common stock on The Nasdaq Capital Market on employment commencement date. Stock Options shall be granted as inducement options under NASDAQ rules.

Vacation Accrual Rate: Vacation accrues at a rate equal to 3 weeks (120 hours for full-time employees) per year (5 hours per pay period).

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Employee Initials	Company Initials